Exhibit 10.2

Northrop Grumman Corporation 1840 Century Park East Los Angeles, California 90067-2199
December 17, 2008
Dr. Ronald D. Sugar
Chairman and Chief Executive Officer
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067
Re: Employment Agreement
Dear Ron:
Reference is made to the Employment Agreement between you and Northrop Grumman Corporation (“Northrop”), dated February 19, 2003 (the “Employment Agreement”).
This letter agreement confirms your and Northrop’s mutual agreement to terminate the Employment Agreement effective December 31, 2008. For purposes of clarity and notwithstanding Section 28 of the Employment Agreement to the contrary, after December 31, 2008, neither you nor Northrop will have any rights or obligations under or pursuant to the Employment Agreement.
If Northrop terminates your employment without Cause (as such term is defined in your equity grant certificates) before you have ten years of service with Northrop for purposes of your Northrop equity awards, you will be deemed to have retired for purposes of your then-outstanding Northrop equity awards to the extent that the terms of such awards provide you with more favorable terms upon a retirement (including early retirement) than the termination of employment rules that would otherwise apply.
This letter sets forth our entire agreement regarding these matters, and supersedes all of our prior agreements regarding these matters.

Dr. Ronald D. Sugar
Page Two
December 17, 2008
If this letter accurately sets forth your agreement with Northrop with respect to the foregoing matters, please sign and date this letter below and return it to me.

/s/ Lewis W. Coleman
Lewis W. Coleman Chairman, Compensation Committee

Accepted and Agreed:

/s/ Dr. Ronald D. Sugar
Dr. Ronald D. Sugar
Date: 12/17/08